EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and among

NOVARTIS TECHNOLOGY LLC and NOVARTIS INNOVATIVE THERAPIES AG

and

HARROW HEALTH, INC., HARROW EYE, LLC and HARROW IP, LLC

DATED AS OF December 13, 2022

ii

ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF PURCHASER		24

8.1	Organization; Qualification	24
8.2	Authority; Enforceability	24
8.3	No Violations; Consents	25
8.4	Litigation	25
8.5	Debarred Personnel	25
8.6	Availability of Funds	25
8.7	Compliance with Applicable Law	26
8.8	No Knowledge of Misrepresentation or Omission	26
8.9	Independent Assessment; No Inducement or Reliance	27
8.10	Exclusivity of Representations	27

ARTICLE 9 COVENANTS		27

9.1	Conduct of Business	27
9.2	Antitrust Laws	28
9.3	Confidentiality	30
9.4	Press Releases	31
9.5	Novartis Names and Marks	31
9.6	Pharmacovigilance Agreement; Other Obligations	31
9.7	Transferring of Product NDAs	32
9.8	Maintenance of Product NDAs Pending Notification of Transfer to the FDA	32
9.9	Recordations and Filings	32
9.10	Authorized Generic Agreement	32
9.11	Transferred Website	33
9.12	Accounts Receivable and Payable	33
9.13	Wrong Pockets	33
9.14	Transfer of Books and Records	34
9.15	Preservation of Records; Novartis’ Access	34
9.16	Cooperation in Litigation and Investigations	34
9.17	Further Assurances	35

ARTICLE 10 CONDITIONS TO CLOSING		35

10.1	Conditions to Both Parties’ Obligations to Close	35
10.2	Conditions to Purchaser’s Obligations to Close	35
10.3	Conditions to Novartis’ Obligations to Close	36

ARTICLE 11 TERMINATION		36

11.1	Termination	36
11.2	Effect of Termination	37

iii

ARTICLE 12 INDEMNIFICATION; SURVIVAL		38

12.1	Survival	38
12.2	Indemnification by Novartis	38
12.3	Indemnification by Purchaser	38
12.4	Limitations on Amounts of Losses	39
12.5	Other Limitations on Indemnification	40
12.6	Procedures	40
12.7	Tax Treatment	41
12.8	Exclusive Remedy	41
12.9	No Setoff Rights	42

ARTICLE 13 MISCELLANEOUS		42

13.1	Expenses	42
13.2	Waiver and Amendment	42
13.3	Entire Agreement	42
13.4	Headings	42
13.5	Notices	42
13.6	Binding Effect; Assignment	43
13.7	No Third Party Beneficiary	44
13.8	Counterparts	44
13.9	Force Majeure	44
13.10	Governing Law and Jurisdiction	44
13.11	WAIVER OF JURY TRIAL	44
13.12	Severability	45
13.13	Specific Performance	45
13.14	Relationship of the Parties	45
13.15	Extension to Affiliates	45
13.16	English Language	45
13.17	Construction	46
13.18	No Recourse Against Nonparty Affiliates	46
13.19	Novartis Disclosure Schedule	46

iv

List of Annexes

Annex 1.1(a)	–	Domain Names
Annex 1.1(b)	–	Drug Substance
Annex 1.1(c)	–	Purchaser Knowledge Parties
Annex 1.1(d)	–	Novartis Knowledge Parties
Annex 1.1(e)	–	Trademarks
Annex 1.1(f)	–	Product NDAs
Annex 1.1(g)	–	Transferred Agreements
Annex 5.1(c)	–	Purchase Price Allocation

List of Exhibits

Exhibit A	–	Bill of Sale & Assignment and Assumption Agreement
Exhibit B	–	Press Release

List of Simultaneously Executed Agreements

Alcon Sublicense Agreement

Commercial Agreement

Domain Name and Website Assignment Agreement

License Agreement

Patent Assignment Agreement

Supply Agreement

Transition Services Agreement

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of this 13th day of December, 2022, by and among (i) Novartis Technology LLC (“NTLLC”), a limited liability company organized under the laws of the State of Delaware and having its principal place of business at One Health Plaza, East Hanover, New Jersey, 07936, Novartis Innovative Therapies AG, a company organized under the laws of Switzerland and having its principal place of business at Suurstoffi 14, 6343 Rotkreuz, Switzerland (“NOAG” and NOAG and NTLLC being collectively referred to as “Novartis”) and (ii) Harrow Health, Inc., a corporation formed under the laws of Delaware and located at 102 Woodmont Blvd. Suite 610, Nashville, Tennessee 37205 (“Harrow Health”), Harrow Eye, LLC, a limited liability company formed under the laws of Delaware and located at 102 Woodmont Blvd. Suite 610, Nashville, Tennessee 37205 (“Harrow Eye”) and Harrow IP, LLC, a limited liability company formed under the laws of Delaware and located at 102 Woodmont Blvd. Suite 610, Nashville, Tennessee 37205 (“Harrow IP”) (Harrow Health, Harrow Eye and Harrow IP being collectively referred to as “Purchaser”). Novartis and Purchaser are each referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Novartis and its Affiliates sell, market, distribute, manufacture, and otherwise commercialize, by themselves or through Third Parties, the Drug Substances and the Products in the Territory;

WHEREAS, Novartis desires to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser desires to purchase from Novartis, the Transferred Assets, and Novartis desires to assign to Purchaser and Purchaser desires to assume from Novartis the Assumed Liabilities, all upon and subject to the terms and conditions hereinafter specified;

WHEREAS, Novartis and/or its Affiliates own intellectual property and technology related to the Drug Substances and the Products in the Territory, separate from the Transferred Assets, and they are willing to grant Purchaser certain rights to such intellectual property and technology as set forth herein and in the License Agreement; and

WHEREAS, in connection with the transactions contemplated hereby, the Parties and/or their respective Affiliates desire to enter into the Ancillary Agreements, and Novartis is willing to provide certain services involving the supply of the Products in the Territory for a transition period as set forth in this Agreement and the Supply Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1

ARTICLE 1
DEFINITIONS

1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“‘295 Patent” means U.S. Patent 7,947,295, entitled “Ophthalmic Compositions containing a Synergistic Combination of Two Polymers.”

“Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and that does not necessarily have a causal relationship with the treatment. An adverse event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of a medicinal product, whether or not related to the medicinal product.

“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by Law for a foreign investor is less than fifty percent (50%), and in such cases such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity while owning, directly or indirectly, such lower percentage.

“Alcon Sublicense Agreement” means the Alcon Sublicense Agreement entered into between Purchaser and Novartis (or one or more of its Affiliates) on the date hereof and effective as of the Closing Date.

“Ancillary Agreements” means the Alcon Sublicense Agreement, Bill of Sale & Assignment and Assumption Agreement, the Commercial Agreement, the Domain Name and Website Assignment Agreement, the License Agreement, the Patent Assignment Agreement, the Supply Agreement, the Transition Services Agreement and each other agreement or certificate to be delivered by any Party hereto at the Closing contemplated hereby.

“Antitrust Authorities” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” means any Laws applicable to Novartis and Purchaser under any applicable jurisdiction that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade.

2

“Authorization” means any consent, authorization, approval, order, license, certification, or permit of or from, or declaration or filing with, any Governmental Entity, including any required filing with any Governmental Entity and the subsequent expirations of any required waiting period under any Antitrust Law.

“Bill of Sale & Assignment and Assumption Agreement” means the Bill of Sale & Assignment and Assumption Agreement entered into between Purchaser and Novartis (or one or more of its Affiliates) as of the Closing Date in the form attached as Exhibit A.

“Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which the banks are open for business in Basel, Switzerland and New York, New York, United States.

“Closing Date” means the date on which Closing actually occurs.

“Commercial Agreement” means the Commercial Agreement entered into between Purchaser and Novartis (or one or more of its Affiliates) on the date hereof and effective as of the Closing Date.

“Commercial Information” means marketing, advertising, and promotional and similar information, including sales and customer information, that is existing, owned, and used by Novartis and in Novartis’ possession as of the Closing Date, for the commercialization of any of the Products in the Territory, excluding (a) the Novartis Names and Marks, (b) any information that cannot be transferred or otherwise disclosed pursuant to applicable Law, and (c) any information that is covered by confidentiality obligations in respect of a Third Party for which Novartis has not obtained such Third Party’s consent (provided, however, that Novartis shall use commercially reasonable efforts to obtain the consent of any relevant Third Party).

“Confidentiality Agreement” means that certain confidentiality agreement entered into between Novartis and Purchaser or any of their respective Affiliates on 20 January 2022, as amended from time to time.

“Domain Name and Website Assignment Agreement” means the Domain Name and Website Assignment Agreement entered into between Purchaser and Novartis (or one or more of its Affiliates) on the date hereof and effective as of the Closing Date.

“Drug Substance” means:

(a) in respect of Ilevro, the active pharmaceutical ingredient nepafenac, which is present in the finished product in a dosage strength of 0.3%,

(b) in respect of Maxidex, the active pharmaceutical ingredient dexamethasone, which is present in the finished product in a dosage strength of 0.1%,

3

(c) in respect of Nevanac, the active pharmaceutical ingredient nepafenac, which is present in the finished product in a dosage strength of 0.1%,

(d) in respect of Triesence, the active pharmaceutical ingredient triamcinolone acetonide, which is present in the finished product in a dosage strength of 40 mg/ml, and

(e) in respect of Vigamox, the active pharmaceutical ingredient moxifloxacin hydrochloride, which is present in the finished product in a dosage strength of 0.5% equivalents (base),

in each case having the chemical structure set forth in Annex 1.1(b).

“Encumbrance” means any encumbrance, claim, charge, hypothecation, lien, license, mortgage, pledge, easement, defect in title, restrictive covenant, option, right of first refusal, or security interest of any kind.

“Excluded Agreements” means all agreements of Novartis or its Affiliates except for the Transferred Agreements.

“Ex-Territory Product” means each branded product containing any Drug Substance, in any dosage strength or form, which is marketed and sold by Novartis, its Affiliates, any of their service providers and/or Other Partners under trademarks, which include the tradenames ILEVRO, MAXIDEX, NEVANAC, TRIESENCE or VIGAMOX and an equivalent of an NDA in any jurisdiction outside of the United States for such branded products outside the Territory.

“FDA” means the United States Food and Drug Administration.

“Force Majeure” means any event which is beyond the reasonable control of the Party affected, including the following events: earthquake, storm, flood, fire or other acts of nature, epidemic, war, riot, public disturbance, strike or lockouts, government actions, terrorist attack, or the like.

“Fraud” means actual and intentional fraud with respect to the making of the representations and warranties pursuant to ARTICLE 7 or ARTICLE 8 (as applicable); provided, that such actual and intentional fraud shall only be deemed to exist if, and the Party asserting or relying on the occurrence of such actual and intentional fraud shall satisfy its burden of proof of establishing by a preponderance of the evidence that, any of the individuals identified in Annex 1.1(c) (in the case of an assertion by Purchaser) or any of the individuals identified in Annex 1.1(d) (in the case of an assertion by Novartis), or their predecessors, had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by a Party pursuant to, in the case of Novartis, ARTICLE 7, or, in the case of Purchaser, ARTICLE 8, were actually breached when made, and that such breach was committed with the express intention and purpose that the other Party be deceived and rely thereon to its detriment.

4

“Governmental Entity” means any court, agency, authority, department, legislative or regulatory body, or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city, or other political subdivision of any such government or any supranational organization of which any such country is a member or quasi-governmental authority or self-regulatory organization of competent authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Ilevro” means the pharmaceutical product containing the active ingredient nepafenac present in a dosage strength of 0.3% sold under the brand name Ilevro as marketed and sold by Novartis and/or its Affiliates under the relevant Product NDAs in the Territory as of the date hereof.

“Inventory” means all stock of Materials, Drug Substances, and/or Products that are solely maintained, held, or stored by or on behalf of Novartis or its Affiliates for the sale, distribution, and commercialization of the Products as of the Closing Date.

“Know-How” means all existing and available technical information, know-how, and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, and other technology related to the Products or to their manufacture, registration, use, or commercialization and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical, and clinical data relating to the Products in the Territory, and that is in existence, reasonably accessible, owned by, and available to Novartis and/or its Affiliates on the Closing Date, but specifically excluding NDA Data, Commercial Information, and Medical Information.

“Knowledge” means, with respect to Purchaser, the actual knowledge of the individuals listed in Annex 1.1(c), and with respect to Novartis, the actual knowledge of any of the employees of Novartis listed in Annex 1.1(d) as well as the knowledge that any such individual would have obtained through due inquiry into the relevant matter.

“Law” means any statute, law, treaty, judgment, ordinance, requirement, decree, regulatory rule, administrative interpretation, code, order, or other requirement having the force of law of any Governmental Entity.

“Liability” or “Liabilities” means any and all debts, liabilities, expenses, and obligations, of any nature or kind whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including product liability, and, more generally, any liability arising under any Law, action, or governmental order, injunction, or decree and any liability arising under any contract or undertaking.

“License Agreement” means the License Agreement entered into between Purchaser and Novartis (or one or more of its Affiliates) on the date hereof and effective as of the Closing Date.

5

“Licensed IP” means the Licensed Trademarks and the Know-How other than the Transferred IP.

“Licensed Trademarks” means those registered trademarks and pending trademark applications in the Territory listed in Annex 1.1(e) under the heading “Licensed Trademarks”, including all goodwill associated therewith.

“Loss” means any and all direct and foreseeable damage, loss, Liability, and expense actually incurred by a Party, including reasonable attorney’s fees and expenses in connection with any action, suit, or proceeding, whether involving a Third-Party Claim or a claim solely between the Parties; provided, however, Losses shall not include any special, punitive, consequential, or indirect damages or any similar damages or damages based upon diminution in value or any valuation multiplier unless actually paid to a Third Party as a result of a Third-Party Claim.

“Material Adverse Effect” means a change, effect, event, occurrence, or development that, individually or in the aggregate, is, or could reasonably be expected to become, materially adverse to the condition of the Transferred Assets and the Licensed IP, taken as a whole, or to the Purchased Business or the ability of Novartis to consummate the transactions contemplated hereby on a timely basis, or to any of the Product NDAs; provided, however, that none of the following changes, effects, events, occurrences, or developments shall be deemed either alone or in combination to constitute, and none of following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse effect, event, occurrence, or development attributable to changes in conditions generally affecting (i) the pharmaceutical industry or (ii) the economy, financial, or securities markets or political, legislative, or regulatory conditions, taken as a whole, except in the case of effects referenced in clauses (i) or (ii), for effects that, taken as a whole, disproportionately impact the Products, as compared to similar pharmaceutical products, (b) any adverse effect caused by the entry into this Agreement, announcement of this Agreement, and the pendency of the transactions contemplated hereby, (c) any adverse effect due to acts of war, armed hostility, or terrorism, (d) any adverse effect due to actions or inactions taken by Novartis or any of its Affiliates in the performance of its obligations under this Agreement, (e) any adverse effect due to any claims or actions or government or other investigations pending as of the date hereof, disclosed in Section 1.1(a) of the Novartis Disclosure Schedule, or (f) any effect or change resulting from any action by, the identity of, or any facts or circumstances directly related to Purchaser.

“Materials” means any materials or components used in the manufacture of any of the Products, including: (a) raw ingredients, (b) intermediates, (c) excipients, (d) processing aids, (e) active ingredients, including the Drug Substances, (f) bulk drug product, and (g) packaging and labelling materials and components (including printed and non-printed components therefor).

“Maxidex” means the pharmaceutical product containing the active ingredient dexamethasone present in a dosage strength of 0.1% sold under the brand name Maxidex as marketed and sold by Novartis and/or its Affiliates under the relevant Product NDAs in the Territory as of the date hereof.

6

“Medical Information” means information solely and exclusively relating to the Drug Substances or the Products in the Territory, existing, owned, and used by Novartis or any of its Affiliates, and in Novartis’ possession as of the Closing Date, including clinical and technical matters, such as therapeutic uses for the approved indications, drug-disease information, and other product characteristics.

“NDA” means (a) a New Drug Application, as defined in the Act, and (b) all supplements and amendments that may be filed with respect thereto.

“NDA Data” means the existing readily available dossiers in Novartis’ possession as of the Closing Date containing the Know-How actually used by Novartis and/or its Affiliates to obtain and maintain the Product NDAs in the Territory.

“NDA Transfer Date” means, with regard to a particular Product NDA, the date identified by Purchaser or Purchaser’s Affiliate or designate in its submission to the FDA under 21 C.F.R. §314.72(a)(2) as the date on which the change in ownership of the Product NDA is effective.

“Nevanac” means the pharmaceutical product containing the active ingredient nepafenac present in a dosage strength of 0.1% sold under the brand name Nevanac as marketed and sold by Novartis and/or its Affiliates under the relevant Product NDAs in the Territory as of the date hereof.

“Novartis Fundamental Representations” means the representations and warranties set forth in Section 7.1, Section 7.2, Section 7.6, and Section 7.7(a) and 7.7(e).

“Other Partners” means any Third Party to which Novartis and/or its Affiliates have sold any of the Products to outside the Territory or Third Parties to which Novartis and/or its Affiliates may sell any of the Products to outside the Territory in the future.

“Patent Assignment Agreement” means the Patent Assignment Agreement entered into between Purchaser and Novartis (or one or more of its Affiliates) on the date hereof and effective as of the Closing Date.

“Patents” means (a) pending patent applications, issued patents, utility models, and designs, (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or division of or to any of the foregoing, (c) any other patent application claiming priority to any of the foregoing anywhere in the world, and (d) extension, renewal, or restoration of any of the foregoing by existing or future extension, renewal, or restoration mechanics, including supplementary protection certificates or the equivalent thereof.

7

“Permitted Encumbrance” means (a) any Encumbrance for Taxes, assessments, and other governmental charges that are not yet due and payable, (b) with respect to licenses, permits, or contracts, any restrictions, obligations, limitations, or other Encumbrances contained in such license, permit, or contract or existing at Law or under the regulatory regime pursuant to which such license, permit, or contracts is granted that do not materially impair the current use of the Drug Substances, the Products, the Transferred Assets, or the Licensed IP, individually or in the aggregate, or (c) with respect to a NDA, in respect of the Products, any restrictions, obligations, limitations, or other Encumbrances contained in such NDA or existing at Law or under the regulatory regime pursuant to which such NDA is granted that do not materially impair the current use of the Drug Substances, the Products, the Transferred Assets, or the Licensed IP, individually or in the aggregate.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization, or other entity.

“Pharmacovigilance Agreement” means the Pharmacovigilance Agreement to be entered into by Purchaser and Novartis (or one or more of its Affiliates) in accordance with Section 9.6.

“Phase 1 Period” has the meaning given to it in the Supply Agreement.

“Phase 2 Period” has the meaning given to it in the Supply Agreement.

“Products” means each of Ilevro, Maxidex, Nevanac, Triesence and Vigamox (and “Product” shall mean any of them).

“Product IP” means the Transferred IP or the Licensed IP, or both, as the context admits.

“Product Liability Claim” means any suit, legal proceeding, arbitration proceeding, or any other claim for monetary or equitable relief asserted by a Third Party arising out of the sale or use of the Drug Substances or the Products, including: (a) claims that arise from, relate to or are in connection with injury or death to a human being claimed to have occurred as a result of the use of the Drug Substances or the Products, whether premised on allegations of design or manufacturing defect, negligence, failure to provide an adequate warning, breach of express or implied warranty, or any other legal theory, (b) claims that a Third Party was induced to purchase a Drug Substance or a Product based on false or misleading representations or purchased or used a Product for uses other than those indicated in the applicable Product’s labelling as approved by the FDA or other Regulatory Authority, (c) claims that the sale of the Drug Substances or the Products created a public nuisance, or (d) claims premised on regulatory action or voluntary action involving the Drug Substances or the Products, such as recalls or withdrawal of the Products from the market.

“Product NDAs” means the NDAs set forth on Annex 1.1(f).

“Product Purchase Price” means, for each Product, the Purchase Price allocated to such Product, as set forth on Annex 5.1(c).

“Purchased Business” means Novartis’ business related to the Products.

8

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 8.1, Section 8.2, and Section 8.9.

“Records” means the books, record, files, and other documentation of Novartis and/or its Affiliates as of the Closing Date, or pertinent portions thereof, in each case to the extent solely and exclusively related to the Products in the Territory, to the extent owned, maintained, and in the possession or control of Novartis or any of its Affiliates as of the Closing Date.

“Regulatory Authority” means any Governmental Entity responsible for granting an NDA or an equivalent of an NDA in any jurisdiction outside of the United States for the Products, including the FDA, any successor entity thereto, and any corresponding national or regional regulatory authorities.

“Representatives” means, with respect to any Person, the directors, officers, employees, managers, members, partners, equity holders, agents, consultants, advisors (including legal counsel, accountants, and financial advisors), and representatives of such Person.

“Supply Agreement” means the Supply Agreement entered into between Purchaser and Novartis (or one or more of its Affiliates) on the date hereof and effective as of the Closing Date.

“Tax” means all U.S. federal, state and local, and non-U.S. taxes and assessments, including all interest, penalties, and additions with respect thereto.

“Territory” means the United States of America, including its territories and possessions.

“Third Party” means any Person other than a Party or any Affiliate of a Party.

“Transferred Agreements” means the agreements listed in Annex 1.1(g).

“Transferred Domain Name” means that certain domain name listed in Annex 1.1(a) under the heading “Transferred Domain Name”.

“Transferred IP” means (a) the Transferred Patents, the Transferred Domain Name, the Transferred Website (and any and all intellectual property rights in and to the foregoing), and (b) Commercial Information, Medical Information, Records, and NDA Data (and any and all intellectual property rights in and to the foregoing), in each case in this clause (b), to the extent relating solely and exclusively to the Products in the Territory, and in each case that are in existence as of the Closing Date, but not including any of the Licensed IP.

“Transferred Patents” means U.S. Patent Nos. 7834059, 8071648, 8128960, 8211880, 8324281, 8921337, 9662398, and the ‘295 Patent.

“Transferred Website” means the website bearing the domain name www.ilevrohcp.com.

9

“Transition Services Agreement” means the Transition Services Agreement entered into between Purchaser and Novartis (or one or more of its Affiliates) on the date hereof and effective as of the Closing Date.

“Triesence” means the pharmaceutical product containing the active ingredient triamcinolone acetonide present in a dosage strength of 40 mg/ml sold under the brand name Triesence as marketed and sold by Novartis and/or its Affiliates under the relevant Product NDAs in the Territory as of the date hereof.

“Triesence Commercial Batch Release” means completion of the commercial scale production and release by Novartis of a commercial scale batch of Triesence.

“U.S.” or “United States” means the United States of America, including all possessions and territories thereof.

“Vigamox” means the pharmaceutical product containing the active ingredient moxifloxacin hydrochloride present in a dosage strength of 0.5% equivalents (base) sold under the brand name Vigamox as marketed and sold by Novartis and/or its Affiliates under the relevant Product NDAs in the Territory as of the date hereof.

1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Reference

Additional Consideration	5.2(a)
Agreement	Preamble
Assumed Liabilities	3.1
Claim Notice	12.6(b)
Closing	6.1
Confidential Information	9.3
Contracting Party	13.18
Divestiture	9.2(d)(ii)
Excluded Assets	2.1(b)
Excluded Liabilities	3.2
Indemnified Party	12.6(b)
Indemnifying Party	12.6(b)
Initial Purchase Price	5.1(a)(i)
Nonparty Affiliates	13.18
Novartis Disclosure Schedule	7
Novartis Indemnified Parties	12.3
Novartis Names and Marks	9.5
Parties	Preamble
Party	Preamble
Purchase Price	5.1(a)(ii)
Purchaser	Preamble
Purchaser Disclosure Schedule	8
Purchaser Indemnified Parties	12.2
Qualifying Loss	12.4(c)
Termination Date	11.1(b)
Third-Party Claim	12.6(b)
Transfer Taxes	5.3(a)
Transferred Assets	2.1(a)
Warranty Breach	12.4(c)

10

1.3 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Article, Recital, Schedule, Annex, or Exhibit shall refer, respectively, to Sections, Articles, Recitals, Schedules, Annexes, or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding,” and if any date that is determined is not a Business Day, then such date shall be determined to fall on the first Business Day following such date;

(h) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented, or superseded, in whole or in part, and in effect, as of the time at which such Law or license is referenced;

(i) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(j) references to any agreement or contract are to that agreement or contract as amended, modified, or supplemented from time to time in accordance with the terms thereof;

(k) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(l) any documents or materials referred to herein as being “made available” to Purchaser shall have been provided to Purchaser or its counsel at least one (1) Business Day prior to the date hereof; and

(m) a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking.

11

ARTICLE 2
SALE AND TRANSFER OF ASSETS

2.1 Purchase and Sale of Transferred Assets.

(a) Transferred Assets. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, including Section 2.1(b) and Section 2.2, Novartis shall, and shall cause its Affiliates to, sell, transfer, assign, convey, and deliver to Purchaser, and Purchaser shall purchase and accept from Novartis, free and clear of any and all Encumbrances, except for Permitted Encumbrances, if any, all of Novartis’ right, title, and interest in, to, and under the following assets, solely to the extent that they relate exclusively to the Products in the Territory (the “Transferred Assets”):

(i) the Product NDAs;

(ii) the Transferred IP; and

(iii) the Transferred Agreements.

(b) Excluded Assets. Notwithstanding Section 2.1(a), nothing herein contained shall be deemed to sell, transfer, assign, convey, or deliver to Purchaser, and Novartis (and its Affiliates, as applicable) shall retain all right, title, and interest in, to, and under the following assets (the “Excluded Assets”):

(i) the assets that relate to (A) any Ex-Territory Product, (B) any active product ingredient other than the Drug Substances, (C) any variant of any the Drug Substances, including as to dosage strength or form, or (D) any product other than the Products in the Territory;

(ii) the Inventory (which shall be purchased by Purchaser in separate transactions subject to and in accordance with the terms and conditions contained in the Supply Agreement);

(iii) subject to the license rights granted to Purchaser in the License Agreement, the Licensed IP;

12

(iv) the Novartis Names and Marks and any trademark, service mark, trade dress, logo, trade name, or corporate name similar or related thereto;

(v) all accounts receivable, cash, and pre-paid expenses, whether or not relating to the Drug Substances, the Products or the Transferred Assets for the period prior to the Closing Date (including payments received with respect thereto on or after the Closing Date);

(vi) any real property and leaseholds (together with all fixtures and fittings related to any property), physical plant, machinery, equipment, supplies, motor vehicles, and laboratory or office equipment;

(vii) the global safety database relating to the Products and source documents associated with individual case safety reports;

(viii) any rights or assets, including those with the same Drug Substances of the Products, belonging to the generic business of Sandoz (which is the generic division of Novartis) or any of its successors, including for the avoidance of doubt any rights to the authorized generic version of Vigamox sold by Sandoz in the Territory;

(ix) any rights for countries outside the Territory;

(x) any Excluded Agreements;

(xi) any employees of Novartis and its Affiliates;

(xii) any rights in the Territory relating to new combinations of any of the Drug Substances or any of the Products with one or more other active ingredient or device;

(xiii) any rights under Novartis’ insurance policies, whether or not related to the Drug Substances, the Products, or the Transferred Assets;

(xiv) originals of books and records that Novartis and its Affiliates are required to retain pursuant to any Law, subject to Section 9.14;

(xv) any books and records relating to employees of Novartis and/or its Affiliates;

(xvi) any books and records that comprise Novartis’ or any of its Affiliates’ accounting or Tax records;

13

(xvii) all refunds, claims for refunds, or rights to receive refunds from any Governmental Entity with respect to any and all Taxes paid or to be paid by Novartis or any of its Affiliates (including any and all Taxes paid or to be paid by any of Novartis’ Affiliates on behalf of Novartis);

(xviii) all rights of Novartis arising under this Agreement or from the consummation of the transactions contemplated hereby; and

(xix) all other assets, properties, rights, and interests of Novartis and its Affiliates not described in Section 2.1(a).

2.2 No Transfer of Certain Assets.

(a) The Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, in no event shall this Agreement be interpreted as a transfer of, nor shall it require the transfer, assignment, or assumption of, by either Party, any rights or obligations, if the transferring party, or its Affiliates, do not have the right to transfer such rights and obligations or if such transfer, assignment, or assumption would be in violation of applicable Law.

(b) The Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, Novartis and its Affiliates will not be obliged to sell, transfer, assign, convey, deliver, exercise or grant any licenses (under Section 4.1 or otherwise), or perform any activities, and Purchaser will not be obliged to purchase, accept, exercise or grant any license rights (under Section 4.1 or otherwise) and will not perform any activities, related to any of the Transferred Assets and/or the Licensed IP to the extent such Transferred Assets and/or the Licensed IP relate to countries that are, as of the date hereof, subject to comprehensive U.S. trade sanctions (meaning country-wide sanctions not limited to specific sectors or parties) administered by the U.S. Treasury Department’s Office of Foreign Assets Control.

2.3 Risk of Loss. Title and risk of loss or damage to the Transferred Assets shall pass to Purchaser on the Closing Date. As of the Closing Date, the Transferred Assets shall cease to be insured by Novartis’ insurance policies or by Novartis’ self-insurance, as the case may be, and Purchaser shall have no right or obligation with respect to any such policy.

ARTICLE 3
ASSUMED LIABILITIES AND EXCLUDED LIABILITIES

3.1 Assignment and Assumption of Assumed Liabilities. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Novartis shall assign to Purchaser, and, provided that Purchaser shall have no right to take any such action in Novartis’ (or any of its Affiliates’) name, Purchaser shall assume, be responsible for, and pay, perform, and discharge when due, any Liabilities arising from the ownership or use of the Transferred Assets and/or the Licensed IP by or on behalf of Purchaser (or any of its successors or assignees) or the manufacture, sale, marketing, distribution, or other commercialization of the Products by or on behalf of Purchaser (or any of its successors or assignees), including (a) any Tax liabilities arising within the Territory after the Closing Date, and (b) any Liabilities arising within or outside the Territory in respect of any Product Liability Claim, intellectual property infringement claim or misappropriation claim brought by any Third Party after the Closing Date relating to the Drug Substances or the Products except, in each case, to the extent arising out of Drug Substances or Products manufactured as of the Closing Date (collectively, “Assumed Liabilities”).

14

3.2 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume and shall not be responsible to pay, perform or discharge and Novartis shall retain and remain responsible for and pay, perform, and discharge any and all Liabilities other than the Assumed Liabilities (the “Excluded Liabilities”), including:

(a) any Liabilities related to or arising out of the Excluded Assets;

(b) any Liabilities under any of the Excluded Agreements;

(c) any Liabilities in respect of any pending or threatened claim, demand, action or proceeding arising out of, relating to or otherwise in respect of the Transferred Assets to the extent such claim, demand, action or proceeding relates to any period prior to the Closing Date;

(d) any Liabilities arising outside the Territory in respect of any Product Liability Claim, intellectual property infringement claim or misappropriation claim brought by any Third Party in respect of any Product that was sold outside the Territory by a party other than Purchaser (or anyone acting on the behalf of Purchaser);

(e) any Liabilities arising within the Territory in respect of any Product Liability Claim, intellectual property infringement claim or misappropriation claim brought by any Third Party to the extent arising out of Drug Substances or Products manufactured as of the Closing Date;

(f) any Liabilities associated with debt, loans or credit facilities of Novartis, any of its Affiliates owing to financial institutions; and

(g) any Liabilities arising out of, in respect of or in connection with the failure by Novartis or any of its Affiliates to comply with any Law.

ARTICLE 4
GRANT OF LICENSES

4.1 Grant of Licenses.

(a) Licenses. The entire consideration for the licenses under the License Agreement shall form part of this Agreement (including the Purchase Price and the transfer of Transferred Assets) and the licenses shall be fully paid-up, royalty-free, and perpetual.

15

(b) Grant-back License. From and after the Closing, Purchaser hereby grants Novartis a non-exclusive, fully paid-up, royalty-free, perpetual license, with the right to sublicense (through multiple tiers) under the Transferred IP, including right to use and reference the NDAs, any associated INDs, and any clinical data, including the ability to make available the underlying raw data, in respect of the Drug Substances and the Products solely (i) in support of an application to the relevant Governmental Entity seeking approval or permission to conduct clinical studies or approval or marketing authorization in China, Israel and Mexico, (ii) to exercise Novartis’ rights and perform Novartis’ obligations under this Agreement, the Supply Agreement, and the other Ancillary Agreements, (iii) as necessary to comply with its obligations under Law, (iv) to the extent it is reasonably necessary for the defense or prosecution of any legal or regulatory proceeding in which Novartis or any of its Affiliates is a party or a potential party, (v) to conduct research and development activities with respect to the Drug Substances and/or Products in the Territory, (vi) to manufacture and import, or have manufactured and imported, the Ex-Territory Products in the Territory for commercialization outside the Territory, and/or (vii) to research, have researched, develop, have developed, use, have used, improve, have improved, market, have marketed, practice, have practiced, make, have made, offer for sale, sell, have sold, distribute, have distributed, import, have imported, export, have exported and otherwise exploit, have exploited, combinations of each Drug Substance or Product with one or more other active ingredient or device for all uses.

(c) From and after the Closing, Purchaser hereby grants Novartis a non-exclusive, fully paid-up, royalty-free, transferable, perpetual license, with the right to sublicense (through multiple tiers) under the ‘295 Patent to research, have researched, develop, have developed, use, have used, improve, have improved, market, have marketed, practice, have practiced, make, have made, offer for sale, sell, have sold, distribute, have distributed, import, have imported, export, have exported and otherwise exploit, or have exploited, the ‘295 Patent for any and all uses and purposes, but excluding for clarity, the right to commercialize the Products in the Territory (except as may otherwise be contemplated under any Ancillary Agreement).

4.2 Reservation of Rights. From and after the Closing, without limiting any other rights that Novartis, its Affiliates, any of their service providers, and/or Other Partners may have, Novartis, its Affiliates, any of their service providers, and/or Other Partners (a) shall not be restricted from conducting research and development activities with respect to any Drug Substance, any Product, and/or any Ex-Territory Product in the Territory, (b) may manufacture and import or have manufactured and imported the Ex-Territory Products in the Territory solely for commercialization outside the Territory, and (c) may manufacture and import or have the Products manufactured and imported within or outside the Territory for sale to Purchaser in accordance with the Supply Agreement. For the avoidance of doubt, nothing in this Agreement or any Ancillary Agreement restricts Novartis and/or its Affiliates from developing, manufacturing, distributing, and/or selling a combination product which includes both a Drug Substance as an active ingredient and another compound as an active ingredient for all uses.

16

4.3 Restriction to Territory.

(a) From and after the Closing, Purchaser and its Affiliates may research, have researched, develop, have developed, manufacture, have manufactured, use, have used, and import and/or have imported the Products outside the Territory for commercialization in the Territory. Purchaser and its Affiliates shall not sell or promote the Products outside the Territory.

(b) From and after the Closing, Novartis, its Affiliates, any of their service providers and/or Other Partners may manufacture and import or have manufactured and imported the Ex-Territory Product in the Territory for commercialization outside the Territory. Except as contemplated under any Ancillary Agreement, Novartis and its Affiliates shall not sell or promote or otherwise commercialize the Products or the Ex-Territory Product in the Territory.

(c) If Purchaser or its Affiliates enter into an agreement to have the Products sold or promoted by a Third Party, the rights to have the Products sold or promoted shall be limited to jurisdictions within the Territory. If Purchaser or its Affiliates sells, transfers, or otherwise divests to a Third Party the Product NDAs and rights to sell, promote, have sold, or have promoted the Products, then the rights to have the Products sold or promoted shall be limited (to the extent permitted by applicable Law) to jurisdictions within the Territory.

(d) If Novartis or its Affiliates enter into an agreement to have an Ex-Territory Product sold or promoted by a Third Party, the rights to have such Ex-Territory Product sold or promoted shall be limited to jurisdictions outside the Territory. If Novartis or its Affiliates sells, transfers, or otherwise divests to an Other Partner the Products marketing authorizations (including any equivalent of an NDA in any jurisdiction outside of the United States) and rights to sell, promote, have sold, or have promoted an Ex-Territory Product, then the rights to have such Ex-Territory Product sold or promoted shall be limited (to the extent permitted by applicable Law) to jurisdictions outside the Territory.

ARTICLE 5
PAYMENTS

5.1 Consideration.

(a) The total consideration for the purchase of the Transferred Assets as described herein and for the provision of the licenses under the License Agreement shall be:

(i) an amount in cash equal to USD $130,000,000 (one hundred and thirty million US dollars) (the “Initial Purchase Price”);

(ii) the Additional Consideration, as determined in accordance with Section 5.2 (the Initial Purchase Price and the Additional Consideration together being the “Purchase Price”); and

(iii) the assumption of the Assumed Liabilities.

17

(b) Purchaser acknowledges and agrees that the total consideration set forth in Section 5.1(a) shall not be reduced and no part of such consideration shall be refunded, and Novartis and its Affiliates shall have no liability of any kind to Purchaser or its Affiliates in the event that any NDA in respect of the Drug Substances or the Products is not transferred to Purchaser for any reason other than where Novartis has withdrawn or wrongfully omitted to maintain the applicable NDA. All payments shall be made free and clear of, and without deduction for, withholdings, Taxes (including Transfer Taxes) or other charges of any kind and of any country.

(c) The Parties agree that, for all purposes, the Purchase Price shall be allocated to the individual Products as set out in Annex 5.1(c).

5.2 Additional Consideration.

(a) The Parties acknowledge that, as at the date of this Agreement, production of new batches of Triesence is not possible due to on-going supply chain interruptions. The Parties agree that, in addition to the Initial Purchase Price, the Purchaser shall pay the additional consideration (“Additional Consideration”) following the first Triesence Commercial Batch Release to occur following the date of this Agreement, the amount of the Additional Consideration shall be as follows:

(i) if the first Triesence Commercial Batch Release occurs on or before the first anniversary of the Closing Date, the Additional Consideration shall be USD $45,000,000 (forty five million US dollars);

(ii) if the first Triesence Commercial Batch Release occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, the Additional Consideration shall be USD $37,000,000 (thirty seven million US dollars);

(iii) if the first Triesence Commercial Batch Release occurs after the second anniversary of the Closing Date but on or before the third anniversary of the Closing Date, the Additional Consideration shall be USD $32,000,000 (thirty two million US dollars);

(iv) if the first Triesence Commercial Batch Release occurs after the third anniversary of the Closing Date no Additional Consideration shall be payable.

(b)

(i) If the first Triesence Commercial Batch Release after the date of this Agreement occurs prior to Closing, Purchaser shall pay the Additional Consideration to Novartis at Closing along with the Initial Purchase Price (so that the amount transferred pursuant to Section 6.2(c) is equal to the Initial Purchase Price plus the Additional Consideration).

18

(ii) If the first Triesence Commercial Batch Release after the date of this Agreement occurs after Closing, Purchaser shall, within 10 Business Days of the first Triesence Commercial Batch Release, (i) pay the Additional Consideration to Novartis, free and clear of, and without deduction for, withholdings, Taxes, or other charges of any kind and of any country, by wire transfer into the bank account specified in Section 6.2(c) below, and (ii) deliver to Novartis a U.S. Federal Reserve reference or similar number evidencing execution of such payment.

(c) For the avoidance of doubt, Additional Consideration shall be payable only once pursuant to this Agreement and the amount of the Additional Consideration shall not exceed USD $45,000,000 (forty five million US dollars) in any circumstances.

(d) In the event that the first Triesence Commercial Batch Release has not occurred as of the third anniversary of the Closing Date no Additional Consideration shall be payable by Purchaser to Novartis.

5.3 Taxes.

(a) Purchaser shall bear any transfer Tax imposed in the Territory in connection with the transactions contemplated in this Agreement (“Transfer Taxes”) and shall make any corresponding tax declarations in the Territory that may be required.

(b) Each Party shall be responsible for any Tax obligations of its own due to this Agreement (including income Tax and capital gains Tax). Neither Party shall have any obligation towards the other Party in case that the other Party fails to fully comply with its Tax obligations.

(c) For all Tax purposes, both Parties agree to report the transactions contemplated by this Agreement in a manner consistent with its terms and to not take any position inconsistent therewith in any Tax return, refund claim, litigation, or otherwise.

ARTICLE 6
THE CLOSING

6.1 Closing. Subject to the satisfaction of all the conditions set forth in ARTICLE 10, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Novartis or such other place as the parties may agree (or, if agreed by the parties, remotely by electronic means), on the third (3rd) Business Day following the satisfaction or waiver of the conditions in ARTICLE 10 (other than those conditions which, by their nature, may only be satisfied at Closing, but subject to the satisfaction of such conditions) or on such earlier date as mutually agreed by the Parties. The Closing shall be deemed to have occurred as of 12:01 a.m. New York City time, on the Closing Date, such that Purchaser shall be deemed the owner of the Transferred Assets on and after the Closing Date.

19

6.2 Deliverables.

(a) The Parties acknowledge and agree that simultaneously with the execution of this Agreement, Novartis and Purchaser shall have executed and delivered to each other duly executed copies of the following agreements, which shall become effective as of Closing in accordance with their terms:

(i) the Alcon Sublicense Agreement;

(ii) the Commercial Agreement;

(iii) the Domain Name and Website Assignment Agreement;

(iv) the License Agreement;

(v) the Supply Agreement;

(vi) the Patent Assignment Agreement; and

(vii) the Transition Services Agreement.

(b) At the Closing, the Parties shall execute and deliver other documents and instruments of sale, assignment, transfer, and conveyance as are reasonably necessary to effectuate the transactions contemplated by this Agreement to occur on the Closing Date, including the Bill of Sale & Assignment and Assumption Agreement.

(c) At the Closing, Purchaser shall (i) pay the Initial Purchase Price (and, if the first Triesence Commercial Batch Release has occurred prior to Closing, the Additional Consideration) to Novartis, free and clear of, and without deduction for, withholdings, Taxes, or other charges of any kind and of any country, by wire transfer into the bank account specified below, and (ii) deliver to Novartis a U.S. Federal Reserve reference or similar number evidencing execution of such payment. For the avoidance of doubt, the Parties acknowledge and agree that the Closing shall not occur until Novartis shall have confirmed receipt of the entirety of the Initial Purchase Price (and, if the first Triesence Commercial Batch Release has occurred prior to Closing, the Additional Consideration) at following bank account:

Name of Company: NOVARTIS TECHNOLOGY LLC

Company Address: 251 LITTLE FALLS DRIVE WILMINGTON DE 19808 US

Citibank Branch: Citibank N.A. New York

Swift Code: CITIUS33

ABA: 021000089

Account No.: 31178485

20

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF NOVARTIS

Novartis represents and warrants to Purchaser, subject to the exceptions disclosed in the disclosure schedules provided by Novartis to Purchaser concurrently with the execution of this Agreement (the “Novartis Disclosure Schedule”), as follows:

7.1 Organization; Qualification. Novartis is a company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Novartis is duly qualified to do business and in good standing (to the extent such concept is recognized by the applicable jurisdiction) as a foreign entity in each jurisdiction in which the nature of its business or the ownership, lease, or operation of its assets and properties makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

7.2 Authority; Enforceability. Novartis has the requisite organizational power and authority to enter into, on behalf of itself and its Affiliates who hold legal title to any of the Transferred Assets, this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and, as of the Closing, each of the Ancillary Agreements, by Novartis and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and no other organizational proceedings on the part of Novartis are required therefor. This Agreement has been, and the Ancillary Agreements, as of the Closing, will be, duly executed and delivered by Novartis and, assuming the due authorization, execution, and delivery of this Agreement and, as of the Closing, each of the Ancillary Agreements, by Purchaser, will constitute the legal, valid, and binding obligation of Novartis, enforceable against Novartis in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or other similar Laws affecting or relating to the enforcement of creditors’ rights generally from time to time in effect, and to general principles of equity.

7.3 No Violations; Consents. Except for the Authorizations listed in Section 7.3 of the Novartis Disclosure Schedule, the execution and delivery of this Agreement does not and, as of the Closing, the execution and delivery of the Ancillary Agreements will not, and the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof will not (i) violate any Law applicable to Novartis, the Drug Substances, the Products, the Transferred Assets, or the Licensed IP, (ii) conflict with any provision of the charter or by-laws (or similar organizational documents) of Novartis, or (iii) require any approval, authorization, consent, license, exemption, filing, or registration with any court, arbitrator, or Governmental Entity.

7.4 Litigation. Except as disclosed in Section 7.4 of the Novartis Disclosure Schedule, there is no suit, claim, action, investigation, or proceeding pending or, to the Knowledge of Novartis, threatened against Novartis or any of its Affiliates, that relates to the Drug Substances, the Products, the Transferred Assets, or the Licensed IP. There are no outstanding orders, injunctions, or decrees of any Governmental Entity that apply to any of the Transferred Assets that restrict the ownership, disposition, or use of any of the Transferred Assets.

21

7.5 Debarred Personnel. Neither Novartis nor any of its Affiliates nor any of Novartis’ or its Affiliates’ employees or consultants has been debarred or deemed subject to debarment pursuant to Section 306 of the Act nor, to the Knowledge of Novartis, are any such Persons the subject of a conviction described in such section.

7.6 Title to Assets. Novartis has good, valid and marketable title to, or a valid and enforceable license or other right to use (as applicable), all of the Transferred Assets. All of the Transferred Assets owned or purported to be owned by Novartis are owned free and clear of all Encumbrances other than Permitted Encumbrances.

7.7 Intellectual Property.

(a) To the Knowledge of Novartis, the Product IP constitutes all of the material intellectual property rights owned by or licensed to Novartis or its Affiliates which is used by Novartis and/or its Affiliates to manufacture, sell, market, distribute, or otherwise commercialize the Products as of the date hereof. To the Knowledge of Novartis, neither Novartis nor any of its Affiliates owns, licenses or otherwise controls any Patents, other than the Transferred Patents, that are reasonably necessary to manufacture, sell, market, distribute, or otherwise commercialize the Products.

(b) Annex 1.1(a) and, Annex 1.1(e), contain true and complete lists of all trademarks, and domain names included in the Product IP. Except for the rights granted to Watson Laboratories, Inc., Actavis, Inc. and Actavis Pharma, Inc. in the Transferred Agreements, neither Novartis nor any of its Affiliates is a party to any license or similar agreement under which it has granted a license or other rights to any Third Party in respect of the Drug Substances or the Products which would conflict in any material respect with the rights being conveyed or licensed to Purchaser under this Agreement or the License Agreement, respectively.

(c) To the Knowledge of Novartis, the manufacture, sale, offer for sale, or importation of the Products in the Territory, as it is manufactured, sold, offered for sale, or imported as of the date hereof, does not infringe, misappropriate, or otherwise violate in any material respect the intellectual property rights of any Third Party in the Territory. To the Knowledge of Novartis, none of the Product IP has been adjudged invalid or unenforceable in whole or part and all such Product IP is valid and enforceable, other than abandoned Patents and the opinions of the U.S. Patent and Trademark Office with respect to currently pending patent applications and trademark applications or registered trademarks which are vulnerable for non-use cancellation. As of the date hereof, there is, in the Territory, no suit, claim, action, investigation, or proceeding pending or, to the Knowledge of Novartis, threatened in writing against Novartis or any of its Affiliates, that relates to the Product IP (i) based upon, or challenging or seeking to deny or restrict, the rights of Novartis or any of its Affiliates in any of the Product IP, or (ii) alleging that the Products, or any processes used to manufacture the Products, conflict with, misappropriate, infringe, or otherwise violate any intellectual property rights of any Third Party in the Territory.

22

(d) To the Knowledge of Novartis, no Third Party is infringing any of the Product IP.

(e) Novartis is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Transferred IP, and has the valid and enforceable right to use all Licensed IP, free and clear of Encumbrances other than Permitted Encumbrances.

(f) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Purchaser’s right to own or use any Product IP. Immediately, following the Closing, all Transferred IP and Licensed IP will be owned or available, respectively, for use by Purchaser on identical terms as they were owned or available for use by Novartis immediately prior to the Closing.

(g) Novartis has taken commercially reasonable steps to maintain and enforce the Product IP and to preserve the confidentiality of all trade secrets included in the Product IP.

7.8 Compliance with Applicable Law. Neither Novartis nor any of its Affiliates is in violation of any applicable Law, which could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially interfere with Novartis’ performance of its obligations hereunder.

7.9 Exclusivity of Representations. Except for the representations and warranties contained in this ARTICLE 7 (as modified by the Novartis Disclosure Schedule) and in the Ancillary Agreements, neither Novartis nor any other Person makes any other express or implied representation or warranty with respect to the Drug Substances, the Products, the Transferred Assets, the Assumed Liabilities, the Licensed IP, the Transferred Website, or the transactions contemplated by this Agreement, and Novartis disclaims any other representations or warranties, whether made by Novartis, its Affiliates, or any of their respective Representatives. Except for the representations and warranties contained in this ARTICLE 7 (as modified by the Novartis Disclosure Schedule) and in the Ancillary Agreements, Novartis hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (whether orally or in writing, in any “data room” relating to the transactions contemplated by this Agreement, in management presentations, functional “break-out” discussions, responses to questions or requests submitted by or on behalf of Purchaser, or in any other form in consideration or investigation of the transactions contemplated by this Agreement) to Purchaser, its Affiliates, or any of their respective Representatives (including any opinion, information, forecast, projection, or advice that may have been or may be provided to Purchaser, its Affiliates, or any of their respective Representatives by any Representative of Novartis or any of its Affiliates). Novartis makes no representations or warranties to Purchaser, its Affiliates, or any of their respective Representatives regarding (a) merchantability or fitness for any particular purpose, or (b) the probable success or profitability of the Drug Substances, the Products, the Transferred Assets, the Assumed Liabilities, or the Licensed IP. Novartis makes no representations or warranties to Purchaser, its Affiliates, or any of their respective Representatives regarding the Transferred Website or any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished therein. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that, except as expressly provided in this Agreement or in the Ancillary Agreements, Purchaser is acquiring the Transferred Assets on an “as is, where is” basis.

23

ARTICLE 8
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Novartis, subject to the exceptions disclosed in the disclosure schedules provided by Purchaser to Novartis concurrently with the execution of this Agreement (the “Purchaser Disclosure Schedule”), as follows:

8.1 Organization; Qualification. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Purchaser is duly qualified to do business and in good standing (to the extent such concept is recognized by the applicable jurisdiction) as a foreign entity in each jurisdiction in which the nature of its business or the ownership, lease, or operation of its assets and properties makes such qualification necessary, except where the failure to be so qualified or be in good standing would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. Purchaser is a pharmaceutical company, which, together with its Affiliates and distributors, has the necessary technical and commercial resources and expertise to assume from Novartis the Transferred Assets and related obligations under the terms, conditions, and timelines contained in this Agreement and the Ancillary Agreements.

8.2 Authority; Enforceability. Purchaser has the requisite organizational power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and, as of the Closing, each of the Ancillary Agreements, by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and no other organizational proceedings on the part of Purchaser are required therefor. This Agreement has been, and the Ancillary Agreements, as of the Closing, will be, duly executed and delivered by Purchaser and, assuming the due authorization, execution, and delivery of this Agreement and, as of the Closing, the Ancillary Agreements, by Novartis, will constitute the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or other similar Laws affecting or relating to the enforcement of creditors’ rights generally from time to time in effect, and to general principles of equity.

24

8.3 No Violations; Consents. Except for (a) any filings with Governmental Entities or other Authorizations necessary to transfer the Transferred Assets, and (b) the Authorizations listed in Section 8.3 of the Purchaser Disclosure Schedule, the execution and delivery of this Agreement do not, and, as of the Closing, the execution and delivery of the Ancillary Agreements will not, and the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof will not (i) violate any Law applicable to Purchaser, (ii) conflict with any provision of the certificate of incorporation or by-laws (or similar organizational documents) of Purchaser, or (iii) require any approval, authorization, consent, license, exemption, filing, or registration with any court, arbitrator, or Governmental Entity, except with respect to the foregoing clause (iii), for such approvals, authorizations, consents, licenses, exemptions, filings, or registrations which have been obtained or made or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially interfere with Purchaser’s performance of its obligations hereunder.

8.4 Litigation. Except as disclosed in Section 8.4 of the Purchaser Disclosure Schedule, there is no suit, claim, action, investigation, or proceeding pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser or any of its Affiliates, which (a) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially interfere with Purchaser’s performance of its obligations hereunder, or (b) challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement or any of the Ancillary Agreements. There are no outstanding orders, injunctions, or decrees of any Governmental Entity that apply to Purchaser that restrict the ownership, disposition, or use of any of the Transferred Assets in a manner that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially interfere with Purchaser’s performance of its obligations hereunder.

8.5 Debarred Personnel. Neither Purchaser nor any of its Affiliates nor any of Purchaser’s or its Affiliates’ employees or consultants has been debarred or deemed subject to debarment pursuant to Section 306 of the Act nor, to the Knowledge of Purchaser, are any such Persons the subject of a conviction described in such section.

8.6 Availability of Funds.

(a) At the Closing, Purchaser will have immediately available cash that is sufficient to pay the full consideration payable hereunder, to satisfy all of the Assumed Liabilities, and to make all other necessary payments in connection with the transactions contemplated by, and to perform its obligations under, this Agreement and the Ancillary Agreements.

25

(b) After giving effect to the transactions contemplated hereby, including the payment of all amounts set forth in Section 8.6(a) (including all related fees and expenses), Purchaser will not (i) be insolvent (because (x) Purchaser’s financial condition is such that the sum of its debts is greater than the fair value of its assets, (y) the present fair saleable value of Purchaser’s assets will be less than the amount required to pay Purchaser’s probable liability on its debts as they become absolute and matured, or (z) Purchaser is unable to pay all of its debts as and when they become due and payable), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

8.7 Compliance with Applicable Law.

(a) To the Knowledge of Purchaser, neither Purchaser nor any of its Affiliates is in violation of any applicable Law, which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially interfere with Purchaser’s performance of its obligations hereunder.

(b) Purchaser is aware of the applicable Law relating to marketing, distribution, and sale of the Products in the Territory, and, subject to the terms of Phase 1 of the Supply Agreement, will be able to legally import, export, store, market, distribute, and sell the Products in the Territory immediately as of the Closing.

(c) As of the NDA Transfer Date, Purchaser or its Affiliates shall have the full organizational and regulatory authority to own, hold, and use the Product NDAs.

8.8 No Knowledge of Misrepresentation or Omission. As of the date of this Agreement, none of the individuals listed on Annex 1.1(c) have actual knowledge (without having conducted or having any duty to conduct any investigation) that the representations and warranties of Novartis made in this Agreement are inaccurate or untrue (including as qualified by the Novartis Disclosure Schedules).

26

8.9 Independent Assessment; No Inducement or Reliance. Purchaser agrees and acknowledges that, except for the representations and warranties expressly set forth in ARTICLE 7 (as modified by the Novartis Disclosure Schedule), neither Novartis nor any of its Affiliates, or any of their respective Representatives, or any other Person has made or is making, and Purchaser has not relied upon and is not relying upon, any other representations or warranties, promises, covenants, agreements, or guaranties, statutory, common law, or otherwise, of any nature, oral or written, past, present, or future, including any other representations or warranties, express or implied. In addition, Purchaser has not relied upon and is not relying upon the accuracy or completeness of any other information, made by, or made available by, Novartis, its Affiliates or any of their respective Representatives, with respect to, or in connection with, the negotiation, execution, or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure of any documentation or other information with respect to any one or more of the foregoing, including in any “data room” relating to the transactions contemplated by this Agreement, in management presentations, functional “break-out” discussions, responses to questions or requests submitted by or on behalf of Purchaser, or in any other form provided or made available to Purchaser or its Representatives in anticipation or contemplation of any of the transactions contemplated hereby. Furthermore, in connection with the due diligence investigation of the Drug Substances, the Products, the Transferred Assets, the Assumed Liabilities, and the Licensed IP by and on behalf of Purchaser, Purchaser and its Representatives have received and may continue to receive from Novartis, its Affiliates, or any of their respective Representatives certain estimates, projections, forecasts, and other forward-looking information, as well as certain business plan information, regarding the Drug Substances, the Products, the Transferred Assets, the Assumed Liabilities, and the Licensed IP. Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business plans, with which Purchaser is familiar, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that Purchaser will have no claim against Novartis, its Affiliates, or any of their respective Representatives, with respect thereto. Accordingly, Purchaser hereby acknowledges that none of Novartis, its Affiliates, or any of their respective Representatives, has made or is making any representation or warranty with respect to, and Purchaser has not relied upon, such estimates, projections, forecasts, forward-looking statements, or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, or business plans).

8.10 Exclusivity of Representations. Except for the representations and warranties contained in this ARTICLE 8 (as modified by the Purchaser Disclosure Schedule) and in the Ancillary Agreements, neither Purchaser nor any other Person makes any other express or implied representation or warranty with respect to the transactions contemplated by this Agreement, and Purchaser disclaims any other representations or warranties, whether made by Purchaser, its Affiliates, or any of their respective Representatives.

ARTICLE 9
COVENANTS

The Parties covenant and agree as follows:

9.1 Conduct of Business. During the period from the date hereof until the Closing Date, Novartis will conduct its business with respect to the Transferred Assets in all material respects in the ordinary course of business consistent with past practice.

27

9.2 Antitrust Laws.

(a) Purchaser shall: (i) as promptly as practicable but in no event later than ten (10) Business Days following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby; (ii) take commercially reasonable actions necessary to obtain the required consents from Antitrust Authorities, including antitrust clearance under the HSR Act and under any other Antitrust Law, as promptly as practicable, and in any event prior to the Termination Date; (iii) at the earliest practicable date comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority; and (iv) consult and cooperate with Novartis, and consider in good faith the views of Novartis, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws. Novartis shall (x) as promptly as practicable but in no event later than ten (10) Business Days following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby; (y) at the earliest practicable date comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority; and (z) consult and cooperate with Purchaser, and consider in good faith the views of Purchaser, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws. Each of Purchaser and Novartis will promptly notify the other Party of any written communication made to or received by it from any Antitrust Authority regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other Party to review in advance any proposed written communication to any such Antitrust Authority and incorporate the other Party’s reasonable comments, not agree to participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation, or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Antitrust Authority, gives the other Party the opportunity to attend, and furnish the other Party with copies of all correspondence, filings, and written communications between it and its Affiliates and their respective Representatives on one hand and any such Antitrust Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(b) Purchaser shall be responsible for the payment of all filing fees required by any Antitrust Authority. Purchaser and Novartis shall be responsible for paying their own legal fees in connection with making any premerger notification that may be required under the HSR Act.

(c) Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger, or consolidation could reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity entering an order, injunction, or decree prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk of not being able to remove any such order, injunction, or decree on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby.

28

(d) Purchaser shall take commercially reasonable actions requested by any Antitrust Authority, or necessary to resolve any objections that may be asserted by any Antitrust Authority with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, Purchaser shall:

(i) at Purchaser’s sole cost and liability, comply with all commercially reasonable restrictions and conditions, if any, imposed or requested by any Antitrust Authority with respect to Antitrust Laws in connection with granting any necessary clearance or terminating any applicable waiting period, including (x) agreeing to sell, divest, hold separate, license, cause a Third Party to acquire, or otherwise dispose of, any subsidiary, operations, divisions, businesses, product lines, customers, or assets of Purchaser or its Affiliates contemporaneously with or after the Closing (including the Transferred Assets) and regardless as to whether a Third Party purchaser has been identified or approved prior to the Closing (a “Divestiture”), (y) taking or committing to take such other actions that may limit Purchaser or its Affiliates, or freedom of action with respect to, or Purchaser’s and its Affiliates’ ability to retain, one or more of its operations, divisions, businesses, product lines, customers, or assets, and (z) entering into any order, consent, decree, or other agreement to effectuate any of the foregoing;

(ii) use commercially reasonable efforts to terminate any contract or other business relationship as may be required to obtain any necessary clearance of any Antitrust Authority or to obtain termination of any applicable waiting period under any Antitrust Laws;

(iii) not extend any waiting period or enter into any agreement or understanding with any Antitrust Authority; and

(iv) use commercially reasonable efforts to oppose any request for the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction, or ruling of any Antitrust Authority that could restrain, prevent, or delay the Closing, including by defending through litigation, any action asserted by any Person in any court or before any Antitrust Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Antitrust Authority, or, if requested by Novartis, Purchaser shall use commercially reasonable efforts to commence or threaten to commence and pursue vigorously any action Novartis believes to be helpful in obtaining any necessary clearance of any Antitrust Authority or obtaining termination of any applicable waiting period under any Antitrust Laws, or in terminating any outstanding action. The Parties shall each bear their own costs and legal expenses in responding to any investigation or request for information received from an Antitrust Authority or in participating in any action or litigation described in this paragraph.

29

(e) In furtherance of the foregoing, Purchaser shall use commercially reasonable efforts to negotiate in good faith with all Antitrust Authorities and all Third Parties in connection with a Divestiture or any other matter referred to in Section 9.2(d) in order to enter into definitive agreements with all such Persons within thirty (30) calendar days of receipt by Purchaser of any request for additional documents and information or the commencement of a second phase investigation by any Antitrust Authority.

9.3 Confidentiality. Each of Novartis and Purchaser covenants and agrees that neither it nor any of its Affiliates shall disclose any Confidential Information (as defined below) to any Third Party other than to (a) its and its Affiliates’ respective Representatives who need to know such information and who are bound by restrictions regarding disclosure and use of such Confidential Information comparable to and no less restrictive than those set forth herein, and (b) actual and proposed (sub)licensees, manufacturers, suppliers, contractors, distributors, and permitted assignees who are bound in writing by restrictions regarding disclosure and use of the Confidential Information comparable to and no less restrictive than those set forth herein; provided, that Purchaser may disclose Confidential Information in confidence to any Person with whom such Purchaser has, or is proposing to enter into, a business relationship related to any of the Transferred Assets and to any Governmental Entity for purposes of obtaining approval to test or market a Product. For purposes of this Section 9.3, “Confidential Information” means (1) any confidential or proprietary information of, or concerning, the Drug Substances, the Products, the Transferred Assets, or the Licensed IP, and (2) the terms and conditions of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. The obligations of confidentiality set forth in this Agreement shall not apply to any such Confidential Information that: (i) is independently developed without access to or use of the Confidential Information; (ii) is or becomes (or has already become) publicly available without breach of this Agreement or any Ancillary Agreement; or (iii) is rightfully received from a Third Party without obligation of confidentiality having the right to disclose such Confidential Information. In addition, notwithstanding the confidentiality obligations set forth in this Agreement, each Party may disclose Confidential Information to the extent the disclosure of which is consented to by the other Party in writing or the disclosure of which is requested or required by a Governmental Entity or applicable Law, rule (including rule of a stock exchange, listing agency or automated quotation system) or legal process (whether by statute, rule, regulation, court order, requests for information in legal proceedings, subpoena, civil investigative demand, or other similar process). In maintaining the confidentiality of Confidential Information, each Party shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. Effective as of the Closing, this Section 9.3 shall supersede the Confidentiality Agreement in all respects and all confidential information shared pursuant to the Confidentiality Agreement prior to the Closing shall be deemed Confidential Information for purposes hereof.

30

9.4 Press Releases. Neither Party shall issue any press release, trade announcement, or make any other public announcement with regard to the transactions contemplated by this Agreement (other than the press release attached hereto as Exhibit B) without the other Party’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. This restriction shall not apply to announcements required by any Laws applicable to the Parties or any of their respective Affiliates, by a request by a Governmental Entity, or by an obligation pursuant to the rules of any securities exchange (and only to the extent so required); provided, however, that in such event the Parties shall, to the extent reasonably practicable, reasonably cooperate to agree upon the content and wording of any such announcements. Each Party acknowledges that the other Party shall have the right to (a) disclose a brief summary of the transactions contemplated by this Agreement, including the Purchase Price, in its official financial reports, and (b) communicate with its customers, suppliers, distributors, and other contractual counterparties, regarding this Agreement, the Ancillary Agreements, and the transactions contemplated hereby or thereby, including in order to obtain consents of or from any such Person necessary or desirable to effect the consummation of the transactions contemplated hereby or thereby. To the extent any Party is required to file a copy of this Agreement or any Ancillary Agreement as an exhibit to any filings with, or otherwise publicly disclose the terms hereof or thereof to, any securities exchange or any other Governmental Entity, the Parties shall use reasonable efforts to coordinate in advance on the form of redacted version of this Agreement or applicable Ancillary Agreement or the terms to be so filed or disclosed and permit the other Party to provide comments and take such comments into account in good faith prior to making such filing.

9.5 Novartis Names and Marks. Purchaser hereby acknowledges that all right, title, and interest in and to the names “Novartis,” “Ciba-Geigy,” or “Sandoz” and the “Novartis,” “Ciba-Geigy,” or “Sandoz” logos, together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names, and other identifiers of source containing, incorporating or associated with any of the foregoing (the “Novartis Names and Marks”) are owned exclusively by Novartis and/or its Affiliates. Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Novartis Names and Marks, except as expressly provided in the Supply Agreement.

9.6 Pharmacovigilance Agreement; Other Obligations.

(a) Negotiation of Pharmacovigilance Agreement. Following the Closing, the Parties shall negotiate in good faith and use their respective reasonable best efforts to negotiate and finalize the Pharmacovigilance Agreement as promptly as practicable, and in any event, before it is required by any jurisdiction in the Territory. Between the Closing Date and the execution of the Pharmacovigilance Agreement, each Party shall (i) notify the other Party in writing within two (2) calendar days of becoming aware of any Adverse Events, complaints, or other safety-related issues with respect to the Products (or Ex-Territory Products, as applicable), and (ii) cooperate with the other Party in investigating any such Adverse Events, complaints, or other safety-related issues.

(b) Medical and Other Inquiries. Except to the extent otherwise provided in this Agreement or any Ancillary Agreement, from and after the applicable NDA Transfer Date, Purchaser (i) shall be responsible for handling and responding to all customer complaints and inquiries (including medical and non-medical inquiries) related to the Products, and (ii) shall be responsible for all correspondence and communication with physicians and other health care professionals relating to the Products.

31

9.7 Transferring of Product NDAs. The Parties shall provide written notice to the FDA before the end of the relevant Phase 1 Period, of the transfer of the applicable Product NDA from Novartis to the Purchaser. Purchaser shall bear (either directly when feasible or by way of reimbursement to Novartis) the Third-Party fees levied by FDA or any other Governmental Entities in the Territory and any other relevant costs for such transfer to Purchaser. For Triesence, the Product NDA shall not be transferred from Novartis to the Purchaser until the prevailing supply chain interruptions impacting that Product have been resolved to Novartis’ reasonable satisfaction and the Triesence Commercial Batch Release has occurred. For Vigamox, the Product NDA shall not be transferred from Novartis to the Purchaser until the earlier of: (a) the date on which the Regulatory Authority in China approves the renewal of the authorization(s) necessary to market and sell Vigamox in China, which renewal process is ongoing as at the Closing Date, and (b) twelve (12) months following the Closing Date.

9.8 Maintenance of Product NDAs Pending Notification of Transfer to the FDA.

Until notification of transfer of each Product NDA to the FDA pursuant to Section 9.7:

(a) Novartis shall use its commercially reasonable efforts to maintain the applicable Product NDAs;

(b) Novartis shall be free to continue to pursue those ongoing variations, amendments, and renewals of such Product NDAs which are pending at the Closing Date or withdraw them, at its own discretion; and

(c) Novartis shall not initiate any additional variations or amendments of the Product NDAs, except (i) in the event they are indispensable for the manufacture, sale, marketing, distribution, or other commercialization of the Product; (ii) with respect to the Triesence, to address the prevailing supply chain interruptions impacting that Product and (iii) upon Purchaser’s written request.

9.9 Recordations and Filings. Following the Closing Date, Purchaser shall be responsible for and bear, and reimburse Novartis for, any and all costs associated with any recordation of the Patent Assignment Agreement, and the Domain Name and Website Assignment Agreement.

9.10 Authorized Generic Agreement. Following the Closing Date, Purchaser shall negotiate in good faith with Sandoz to agree on an authorized generics agreement which shall entitle Sandoz to continue to commercialize the moxifloxacin hydrochloride (0.5% eq. base) product sold by it in the Territory under the Vigamox® Product NDA as an authorized generic as at the date of this Agreement. For the avoidance of doubt, from the Closing Date until an authorized generics agreement is signed between Sandoz and Purchaser, Sandoz shall remain entitled to continue to commercialize the moxifloxacin hydrochloride (0.5% eq. base) product sold by it in the Territory under the Vigamox® Product NDA as an authorized generic product under the terms of the authorized generics agreement to which they are a party with respect to the moxifloxacin hydrochloride (0.5% eq. base) product sold by it in the Territory under the Vigamox® Product NDA as at the date of this Agreement.

32

9.11 Transferred Website. At the end of Phase 1 with respect to Ilevro of the Supply Agreement, Novartis shall transfer to Purchaser the Transferred Website. Purchaser acknowledges and agrees that Purchaser shall remove all Novartis Names and Marks from the Transferred Website immediately following such transfer.

9.12 Accounts Receivable and Payable.

(a) Accounts Receivable. The Parties acknowledge and agree that all accounts receivable outstanding on the Closing Date shall remain the property of Novartis or its Affiliates and shall be collected by Novartis or its Affiliates subsequent to the Closing. In the event that, subsequent to the Closing, Purchaser or an Affiliate of Purchaser receives any payments from any obligor with respect to an account receivable or other payment belonging to Novartis, then Purchaser shall, within thirty (30) calendar days after receipt of such payment, remit the full amount of such payment to Novartis. In the case of the receipt by Purchaser of any payment from any obligor of both Novartis and Purchaser then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Purchaser with the excess, if any, remitted to Novartis. In the event that, subsequent to the Closing, Novartis or any of its Affiliates receives any payments from any obligor with respect to an account receivable of Purchaser for any period after the Closing Date or other payment belonging to Purchaser, then Novartis shall, within thirty (30) calendar days after receipt of such payment, remit the full amount of such payment to Purchaser. In the case of the receipt by Novartis of any payment from any obligor of both Novartis and Purchaser then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Novartis with the excess, if any, remitted to Purchaser.

(b) Accounts Payable. In the event that, subsequent to the Closing, Purchaser or an Affiliate of Purchaser receives any invoices from any Third Party with respect to any account payable of the Transferred Assets outstanding prior to the Closing, then Purchaser shall, within thirty (30) days after receipt of such invoice, provide such invoice to Novartis. In the event that, subsequent to the Closing, Novartis or any of its Affiliates receives any invoices from any Third Party with respect to any account payable of Purchaser or any of its Affiliates for any period after the Closing, then Novartis shall, within thirty (30) calendar days after receipt of such invoice, provide such invoice to Purchaser.

9.13 Wrong Pockets. For a period of up to twelve (12) months after the Closing Date, if either Purchaser or Novartis becomes aware that any of the Transferred Assets have not been transferred to Purchaser or that any of the Excluded Assets have been transferred to Purchaser, it shall promptly notify the other Party in writing and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, and with any necessary prior Third Party consent or approval, to (a) Purchaser, in the case of any Transferred Asset which was not transferred to Purchaser at the Closing; or (b) Novartis, in the case of any Excluded Asset which was transferred to Purchaser at the Closing.

33

9.14 Transfer of Books and Records. Novartis and its Affiliates, as applicable, (a) shall provide copies (redacted to the extent necessary to remove any confidential information not related to the Drug Substance of the Products) of books and records that Novartis and its Affiliates are required to retain pursuant to any Law to the extent relating to the Drug Substance of the Products upon Purchaser’s reasonable request, and (b) may destroy such books and records in accordance with their prevailing records retention procedures to the extent such books and records are no longer required to maintain by Law so long as Novartis and its Affiliates have previously provided copies of such books and records pursuant to clause (a) of this Section 9.14.

9.15 Preservation of Records; Novartis’ Access. For a period of six (6) years after the Closing Date, (a) Purchaser agrees to retain (and to cause its Affiliates to retain) and make available all Records included in the Transferred Assets received from Novartis and its Affiliates for inspection and copying by Novartis, its Affiliates, or any of their respective Representatives, at Novartis’ expense, upon reasonable request and upon reasonable notice; provided, that such Records shall be made available only to the extent such availability is required for Novartis or an Affiliate for Tax and accounting purposes, to comply with any requirement of Law, legal, judicial, or administrative process, this Agreement or the Ancillary Agreements, or to enable Novartis or an Affiliate to defend against, respond to, or otherwise participate in any litigation, investigation, audit process, subpoena, or other proceeding related to the Drug Substances and/or the Products, and (b) no such Records shall be destroyed by Purchaser without first advising Novartis in writing and giving Novartis a reasonable opportunity, at Novartis’ sole cost, to obtain possession thereof. Any such access by Novartis shall not unreasonably interfere with the conduct of the business of Purchaser and its Affiliates. Novartis shall hold, and shall cause its Representatives to hold, in confidence, unless required by legal, judicial, or administrative process or by other requirements of applicable Law, all confidential documents and information concerning Purchaser or the Drug Substances, Products, Transferred Assets, and Assumed Liabilities provided to it pursuant to this Section 9.15. The Parties acknowledge and agree that Novartis may retain a copy of any Records related to the Drug Substances, Products, Transferred Assets, and Assumed Liabilities for its own corporate records; provided, that the retention shall be subject to the terms of Section 9.3 and this Section 9.15.

9.16 Cooperation in Litigation and Investigations. Except as set forth in any Ancillary Agreement, from the Closing Date and until three (3) years from the Closing Date, Purchaser and Novartis shall reasonably cooperate with each other in the defense or prosecution of any claim, action, proceeding, examination, or audit against or by either Party relating to or arising out of the Products (other than any claim, action, proceeding, examination, or audit between Purchaser and Novartis or their respective Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements). In connection therewith, and except as set forth in any Ancillary Agreement, from and after the Closing Date, each of Novartis and Purchaser shall make available to the other during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records relating exclusively to the Drug Substances, the Products, the Transferred Assets, the Assumed Liabilities, or the Licensed IP held by it and reasonably necessary to permit the defense or investigation of any such any claim, action, proceeding, examination, or audit (other than any claim, action, proceeding, examination, or audit between Purchaser and Novartis or their respective Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements, with respect to which applicable rules of discovery shall apply), and shall preserve and retain all such records pursuant to Section 9.14; provided, that neither Party shall be required to make available such documents if such disclosure could, in such Party’s reasonable discretion, (a) violate applicable Law or any binding agreement, provided, that such Party uses reasonable best efforts to obtain waivers thereof, (b) jeopardize any attorney/client privilege or other established legal privilege, or (c) disclose any trade secrets. The Party requesting such cooperation shall pay the reasonable out-of-pocket costs and expenses of providing such cooperation (including legal fees and disbursements) incurred by the Party providing such cooperation and by its Representatives, and any applicable Taxes in connection therewith.

34

9.17 Further Assurances. Subject to the terms and conditions of this Agreement and the Ancillary Agreements, Purchaser and Novartis shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Novartis and Purchaser agree to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. In furtherance of the foregoing, Purchaser agrees to provide such assurances as to financial capability, resources, and creditworthiness as may be reasonably requested by any Governmental Entity or Third Party whose consent or approval is sought hereunder.

ARTICLE 10 CONDITIONS TO CLOSING

10.1 Conditions to Both Parties’ Obligations to Close. The obligations of the Parties to consummate the transactions contemplated by this Agreement at Closing are subject to the fulfillment at or prior to the Closing of the following conditions:

(a) Authorizations. Any applicable waiting period under the HSR Act shall have expired or been terminated.

(b) No Injunctions; Actions. Consummation of the transactions contemplated hereby or by the Ancillary Agreements shall not have been restrained, enjoined, or otherwise prohibited or made illegal by any applicable Law.

10.2 Conditions to Purchaser’s Obligations to Close. The obligations of Purchaser to consummate the transactions contemplated by this Agreement at Closing are subject to the fulfilment (or waiver by Purchaser) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. All representations and warranties of Novartis contained in this Agreement shall be true and correct as of the Closing (disregarding all materiality and “Material Adverse Effect” qualifiers set forth therein) except for such representations and warranties that address matters as of a particular date which need be true only as of the particular date in question, except where the failure of such representations and warranties of Novartis to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

35

(b) No Breach of Covenant. Novartis is not in material breach of the covenants and agreements required to be performed by it hereunder on or prior to the Closing.

(c) Closing Deliverables. Novartis shall have delivered or caused to be delivered to Purchaser the deliverables set forth in Section 6.2(b) and Section 6.2(c).

10.3 Conditions to Novartis’ Obligations to Close. The obligations of Novartis to consummate the transactions contemplated by this Agreement at Closing are subject to the fulfilment (or waiver by Novartis) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) or in all respects (in the case of any representation or warranty containing any materiality qualification), as of the Closing except for such representations and warranties that address matters as of a particular date which need be true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) or in all respects (in the case of any representation or warranty containing any materiality qualification) only as of the particular date in question.

(b) No Breach of Covenant. Purchaser is not in material breach of the covenants and agreements required to be performed by it hereunder on or prior to the Closing.

(c) Closing Deliverables. Purchaser shall have delivered or caused to be delivered to Novartis the deliverables set forth in Section 6.2.

ARTICLE 11 TERMINATION

11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, prior to the Closing:

(a) at any time, by mutual written agreement of Novartis and Purchaser;

(b) at any time after the date that falls twelve (12) months after the date of this Agreement (the “Termination Date”), by Novartis upon written notice to Purchaser, if the Closing shall not have occurred for any reason other than a breach of this Agreement by Novartis; provided, however, that Novartis may not terminate this Agreement pursuant to this Section 11.1(b) if Novartis is then in material breach of the covenants and agreements required to be performed by it hereunder on or prior to the Closing;

36

(c) by Novartis if there shall have been a breach by Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (i) would give rise to the failure of a condition to the Closing hereunder in favor of Novartis, and (ii) cannot be cured, or has not been cured within thirty (30) calendar days following receipt by Purchaser of written notice of such breach; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available if Novartis is then in material breach of any of its representations, warranties, covenants, obligations, or other agreements contained in this Agreement;

(d) by Purchaser if there shall have been a breach by Novartis of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (i) would give rise to the failure of a condition to the Closing hereunder in favor of Purchaser, and (ii) cannot be cured, or has not been cured within thirty (30) calendar days following receipt by Novartis of written notice of such breach; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available if Purchaser is then in material breach of any of its representations, warranties, covenants, obligations, or other agreements contained in this Agreement;

(e) by either Purchaser or Novartis, upon delivery of written notice to the other, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, judgment, decree, injunction, or ruling permanently restraining or prohibiting the transactions contemplated by the Agreement, and such order, judgment, decree, injunction, or ruling shall have become final and nonappealable;

(f) by Novartis, upon written notice to Purchaser, in the event of a Change of Control of Purchaser prior to the Closing Date; it being understood and agreed that Purchaser shall promptly notify Novartis of any such Change of Control and provide Novartis any reasonably requested information related thereto.

11.2 Effect of Termination. In the event of termination by either Party pursuant to Section 11.1, written notice thereof will forthwith be given to the other Party and the transactions contemplated by this Agreement will be terminated, without further action by any Party. If the transactions contemplated by this Agreement are terminated as provided herein, this Agreement shall become null and void and have no further force and effect and all obligations of the Parties under this Agreement shall terminate and there shall be no liability of any Party to any other Party, except that (a) Section 9.2(b), Section 9.3 (excluding, solely with regard to the obligations of Novartis therein, any obligations in respect of Confidential Information described in clause (1) thereof), this Section 11.2 and ARTICLE 13 and ARTICLE 1 (to the extent defined terms therein are referenced in any of the foregoing Sections or Article) shall survive any such termination of this Agreement, and (b) nothing herein will relieve or release any Party from liability arising from any willful or intentional breach by such Party of this Agreement.

37

ARTICLE 12
INDEMNIFICATION; SURVIVAL

12.1 Survival. The agreements and covenants to be performed prior to Closing by Novartis and representations and warranties made by Novartis contained in this Agreement, other than the Novartis Fundamental Representations, each shall survive the Closing until the date that is eighteen (18) months after the Closing Date. The agreements and covenants to be performed prior to Closing by Purchaser and representations and warranties made by Purchaser contained in this Agreement, other than the Purchaser Fundamental Representations, shall survive the Closing until the date that is eighteen (18) months after the Closing Date. The Novartis Fundamental Representations and Purchaser Fundamental Representations shall survive the Closing until the expiration of the applicable statute of limitations. The covenants and agreements of the Parties contained in this Agreement that are to be performed at or following the Closing shall survive the Closing until fully performed. Upon expiration of the applicable survival period, no indemnification of other claim may be brought by a Party alleging misrepresentation or breach of the applicable representation, warranty, covenant, or agreement, unless prior to the expiration of such applicable survival period the claiming Party shall have provided a written notice to the other Party describing such alleged breach or misrepresentation with reasonable specificity.

12.2 Indemnification by Novartis. Subject to the limitations set forth elsewhere in this ARTICLE 12, from and after the Closing, Novartis shall indemnify, defend, and hold harmless Purchaser and its Affiliates and their respective officers, directors, and employees (collectively, the “Purchaser Indemnified Parties”) from and against any Losses suffered or incurred by the Purchaser Indemnified Parties to the extent that such Losses are arising out of or resulting from the following:

(a) the inaccuracy or breach of any representation or warranty made by Novartis contained in this Agreement or in any Ancillary Agreement or in any certificate or other instrument delivered by Novartis or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement;

(b) the breach of or failure to perform any covenant or agreement by Novartis or any of its Affiliates contained in this Agreement or in any Ancillary Agreement; or

(c) any Excluded Asset or any Excluded Liabilities.

12.3 Indemnification by Purchaser. Subject to the limitations set forth elsewhere in this ARTICLE 12, from and after the Closing, Purchaser shall indemnify, defend, and hold harmless Novartis and its Affiliates and their respective officers, directors, and employees (collectively, the “Novartis Indemnified Parties”) from and against any Losses suffered or incurred by the Novartis Indemnified Parties to the extent that such Losses are arising out of or resulting from the following:

(a) the inaccuracy or breach of any representation or warranty made by Purchaser contained in this Agreement or in any Ancillary Agreement or in any certificate or other instrument delivered by Purchaser or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement;

38

(b) the breach of or failure to perform any covenant or agreement by Purchaser or any of its Affiliates contained in this Agreement or in any Ancillary Agreement;

(c) any and all Assumed Liabilities; or

(d) any Transfer Taxes.

12.4 Limitations on Amounts of Losses. Notwithstanding anything herein to the contrary:

(a) The maximum aggregate liability of Novartis for Losses arising out of one or more Products pursuant to Section 12.2(a) and Section 12.2(b) shall be limited to ten percent (10%) of the Product Purchase Price for such Product or Products; provided, however, that the foregoing limitation on liability shall not apply to Losses pursuant to Section 12.2(a) in respect of Novartis Fundamental Representations, for which the maximum aggregate liability of Novartis for Losses arising out of one or more Products shall not exceed the sum of the Product Purchase Price actually paid by the Purchaser to Novartis for such Product or Products.

(b) The maximum aggregate liability of Purchaser for Losses arising out of one or more Products pursuant to Section 12.3(a) and Section 12.3(b) shall not exceed the sum of the Product Purchase Price actually paid by the Purchaser to Novartis for such Product or Products.

(c) Neither party shall be liable for Losses resulting from any individual misrepresentation or breach of representation or warranty (each, a “Warranty Breach”) pursuant to Section 12.2(a), unless the aggregate amount of Losses with respect to any such individual Warranty Breach exceeds one half of one percent (0.5%) of the Purchase Price (each, a “Qualifying Loss”); and for any Qualifying Loss unless the aggregate amount of all Qualifying Losses exceeds one percent (1%) of the Purchase Price, in which case the liable Party shall be liable only to the extent of that excess; provided, however, that the limitations on liability in this Section 12.4(c) shall not apply to Losses pursuant to Section 12.2(a) in respect of Novartis Fundamental Representations or Purchaser Fundamental Representations.

(d) Notwithstanding anything in this Agreement to the contrary, with respect to any indemnification obligation hereunder arising under any Ancillary Agreement, such indemnification obligation shall be subject to any applicable limitation on liability set forth in such Ancillary Agreement.

39

12.5 Other Limitations on Indemnification. Notwithstanding anything herein to the contrary:

(a) All Losses for which any Indemnified Party would otherwise be entitled to indemnification under this ARTICLE 12 shall be reduced by the amount of insurance proceeds, indemnification payments, and other Third-Party recoveries to which such Indemnified Party actually receives (less any reasonable costs and expenses, including the aggregate cost of pursuing any related insurance claims in obtaining such amounts) in respect of any Losses incurred by such Indemnified Party. In the event any Indemnified Party is entitled to any insurance proceeds, indemnity payments, or any Third-Party recoveries in respect of any Losses for which such Indemnified Party is entitled to indemnification pursuant to this ARTICLE 12, such Indemnified Party shall use commercially reasonable efforts to obtain, receive, or realize such proceeds, payments, or recoveries. In the event that any such insurance proceeds, indemnity payments, or other Third-Party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments, or other Third-Party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties for such reduction in Losses for which the Indemnified Party was indemnified prior to the realization of reduction of such Losses.

(b) For purposes of this ARTICLE 12, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

12.6 Procedures.

(a) A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice to the Party from whom indemnification is sought.

(b) Promptly after a Person entitled to indemnification hereunder (the “Indemnified Party”) has received notice or has knowledge of any Third-Party claim, demand, action or proceeding, or threatened claim, demand, action or proceeding (a “Third-Party Claim”) which could result in a Loss for which such Party may be entitled to indemnification under this ARTICLE 12, the Indemnified Party shall promptly deliver to the Party against whom indemnification is sought under this ARTICLE 12 (the “Indemnifying Party”) written notice of such Third-Party Claim (the “Claim Notice”), which Claim Notice shall include, to the extent known, the nature and basis of such Third-Party Claim, the basis for indemnification hereunder, and the amount in dispute under such Third-Party Claim; provided, however, that the failure of the Indemnified Party to provide the Claim Notice shall not release or waive the Indemnifying Party from its obligations to the Indemnified Party under this ARTICLE 12 except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure.

(c) Following receipt of the Claim Notice, the Indemnifying Party may elect at any time to assume and thereafter conduct the defense and settlement, of any Third-Party Claim subject to any such indemnification claim with counsel of the Indemnifying Party’s choice and to settle or compromise any such Third-Party Claim, and the Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnifying Party and/or the settlement of such Third-Party Claim by the Indemnifying Party; provided, however, that the Indemnifying Party will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Third-Party Claim without the Indemnified Party’s prior written approval (which shall not be unreasonably withheld, conditioned, or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such action, claim, or proceeding in favor of the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to control the defense of, and the Indemnifying Party shall not be entitled to assume the defense of, any Third-Party Claim that seeks relief other than monetary damages against the Indemnified Party and that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.

40

(d) The Parties agree to cooperate fully in connection with the defense, negotiation, or settlement of any claim for indemnification arising from a Third-Party Claim. Such cooperation will include the retention and, upon the request of the party defending, negotiating or settling the claim, the provision to such party of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other Representatives reasonably available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(e) If the Indemnifying Party fails or refuses to undertake the defense of such Third-Party Claim within sixty (60) calendar days after the claim for indemnification has been tendered to the Indemnifying Party by the Indemnified Party, pursuant to and in accordance with Section 12.6(c), or if the Indemnifying Party later fails to conduct in good faith the defense or withdraws from such defense, the Indemnified Party shall have the right to (i) undertake the defense of such claim with counsel of its own choosing, with the Indemnifying Party being responsible for the reasonable costs and expenses of such defense as Losses hereunder if and to the extent that such claim is determined to be a claim for which such Indemnified Party is entitled to be defended, indemnified, held harmless or reimbursed under this ARTICLE 12, and (ii) settle or compromise, or attempt to settle or compromise, the Third-Party Claim; provided, however, that the Indemnified Party shall not settle or compromise such Third-Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed).

12.7 Tax Treatment. To the extent permitted by applicable Law, Purchaser and Novartis agree to treat any payments made pursuant to the indemnification provisions of this Agreement as an adjustment to the Purchase Price for Tax purposes.

12.8 Exclusive Remedy. Except in respect of Fraud, from and after the Closing, the indemnification provisions contained in this ARTICLE 12 will constitute the sole and exclusive recourse and remedy of the Parties with respect to any claim arising from this Agreement or the transactions contemplated hereby, whether by contract, tort or otherwise. Notwithstanding the foregoing, the provisions of this ARTICLE 12 will not restrict the right of any Party to seek specific performance or other equitable remedies in connections with any breach of any of the covenants contained in this Agreement. The Parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Indemnified Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder.

41

12.9 No Setoff Rights. Neither Party shall have any right of setoff of any amounts due and payable, or any Liabilities arising, under this Agreement against any other amounts due and payable under this Agreement or any amounts due and payable, or any Liabilities arising, under any Ancillary Agreement. The payment obligations under each of this Agreement and the Ancillary Agreements remain independent obligations of each Party, irrespective of any amounts owed to any other Party under this Agreement or the respective Ancillary Agreements.

ARTICLE 13
MISCELLANEOUS

13.1 Expenses. Except as expressly provided herein or in any Ancillary Agreement, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses.

13.2 Waiver and Amendment. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified except by an instrument in writing signed by each of the Parties.

13.3 Entire Agreement. This Agreement, including the annexes, schedules, and exhibits attached hereto which are deemed for all purposes to be part of this Agreement, the Ancillary Agreements, and any other documents delivered pursuant to this Agreement and the Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all prior communications, representations, agreements, and understandings, both oral and written, among the Parties with respect to the subject matter hereof and thereof. There are no contracts, agreements, representations, warranties, promises, covenants, or arrangements among the Parties hereto with respect to the transactions contemplated hereby, other than those expressly set forth in this Agreement, the Ancillary Agreements, and any other documents delivered pursuant to this Agreement and the Ancillary Agreements.

13.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

13.5 Notices. All notices, consents, waivers and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) upon receipt of delivery confirmation, if sent by electronic mail, or (c) one (1) Business Day (if recipient is located in the country in which sender is located) or two (2) Business Days (if recipient is located in a country other than the country in which sender is located) after deposit with an internationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, providing proof of delivery. The recipient shall promptly confirm its receipt of any such electronic mail. All communications shall be sent to the respective Parties as set forth below or to such other Person or address as any Party shall specify by notice in writing to the other Party.

42

If to Novartis:

Novartis Technology LLC

With copies (which shall not constitute notice) to:

Novartis AG

If to Purchaser:

Harrow Health, Inc.

Harrow Eye, LLC

Harrow IP, LLC

With a copy (which shall not constitute notice) to:

Polsinelli PC

13.6 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of the other Party; provided, however, that: (a) Purchaser may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of Novartis; and (b) Novartis may (i) assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of Purchaser; and (ii) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates. Notwithstanding the foregoing, at any time after the end of the applicable Phase 1 Period for each Product, Purchaser may assign its rights and obligations under ARTICLE 9 of this Agreement to one or more of its Affiliates or to a Third Party successor in interest to all or substantially all of Purchaser’s business or assets related to such Product, in each case, without the consent of Novartis. Notwithstanding the foregoing or anything to the contrary in this Agreement, Purchaser shall be permitted, without the consent of Novartis, to assign any or all of its rights pursuant to this Agreement to its lenders (or any agent therefor) as collateral security; provided that (i) notwithstanding any such assignment, Purchaser shall remain responsible for all of their respective obligations hereunder, and (ii) such financing sources shall have no greater rights hereunder than Purchaser. Any permitted assignee shall assume all obligations of its assignor under this Agreement (or related to the assigned portion in the case of a partial assignment), and no permitted assignment shall relieve the assignor of liability hereunder. Any purported assignment without such prior written consent shall be void and of no force or effect.

43

13.7 No Third Party Beneficiary. Except for the rights of the Novartis Indemnified Parties and the Purchaser Indemnified Parties under ARTICLE 12, nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a Party or a permitted assignee of a Party.

13.8 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Delivery of an executed counterpart of this Agreement by facsimile transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart hereof.

13.9 Force Majeure. If and to the extent that either Party is prevented or delayed by Force Majeure from performing any of its obligations under this Agreement and promptly so notifies in writing the other Party, specifying the matters constituting Force Majeure together with such evidence in verification thereof as it can reasonably provide and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its commercially reasonable efforts to resume full performance thereof.

13.10 Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed under the Laws of the State of New York, without giving effect to the conflict of laws provision thereof. Any claim or dispute arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York, so long as it shall have subject matter jurisdiction over such claim or dispute and otherwise the state courts located in the State of New York. Each Party irrevocably agrees and consents to the jurisdiction of the courts set forth in this Section 13.10 and waives any objection it may have to the venue of such courts, including with respect to the convenience of the forum and jurisdiction.

13.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, OR ENFORCEMENT HEREOF OR THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

44

13.12 Severability. If any term, provision, agreement, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

13.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. It is therefore agreed that the Parties shall be entitled to seek a temporary, preliminary, and/or permanent injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, without posting any bond or other undertaking, in addition to any other remedy to which they are entitled at law or in equity.

13.14 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Novartis and Purchaser, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any Tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind or commit the other.

13.15 Extension to Affiliates. Novartis shall have the right to extend the rights, immunities, and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Novartis. Novartis shall remain primarily liable for any acts or omissions of its Affiliates.

13.16 English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

45

13.17 Construction. The Parties agree that the terms and conditions of this Agreement are the result of negotiations among the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in its preparation.

13.18 No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as Parties in the preamble to this Agreement (or their permitted assignees) (“Contracting Party”). No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

13.19 Novartis Disclosure Schedule. All capitalized terms not defined in the Novartis Disclosure Schedule shall have the meanings ascribed to them in this Agreement. The representations, warranties, covenants, and agreements of Novartis set forth in this Agreement are made and given subject to, and are qualified by, the Novartis Disclosure Schedule. Any disclosure set forth in one section or subsection of the Novartis Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection. The Novartis Disclosure Schedule may include brief descriptions or summaries of certain agreements and instruments. The descriptions or summaries do not purport to be comprehensive and are qualified in their entirety by reference to the text of the documents described to the extent such text has been provided to Purchaser prior to the date hereof. No disclosure set forth in the Novartis Disclosure Schedule relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Novartis Disclosure Schedule shall not be deemed to be an admission or acknowledgment that such information (a) is required by the terms of this Agreement to be disclosed, (b) is material, (c) has resulted in or would result in a Material Adverse Effect, or (d) that such information creates a measure of materiality for purposes of this Agreement.

[Remainder of page intentionally left blank]

46

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

PURCHASER:

HARROW HEALTH, INC.

By:	/s/ Mark L. Baum
Name:	Mark L. Baum
Title:	CEO

HARROW EYE, LLC

By:	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	VP

HARROW IP, LLC

By:	/s/ Mark L. Baum
Name:	Mark L. Baum
Title:	CEO

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

NOVARTIS:

NOVARTIS TECHNOLOGY LLC

By:	/s/ Eduard Marti
Name:	Eduard Marti
Title:	Vice President & Treasurer

NOVARTIS INNOVATIVE THERAPIES AG

By:	/s/ Eric Careau
Name:	Eric Careau
Title:	Director Divestments

By:	/s/ Michael Stewart
Name:	Michael Stewart
Title:	Lead Legal Counsel